As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUORUM HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-4725208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1573 Mallory Lane, Suite 100

Brentwood, Tennessee 37027

(Address, including zip code, of principal executive offices)

Quorum Health Corporation 2016 Stock Award Plan

(Full title of plan)

R. Harold McCard, Jr.

Quorum Health Corporation

Senior Vice President, General Counsel and Assistant Secretary

1573 Mallory Lane, Suite 100

Brentwood, Tennessee 37027

(615) 221-1400

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share (“Common Stock”)	4,700,000 shares	$15.75	$74,025,000	$7,454.32

(1)	Includes an indeterminate number of shares of Common Stock that may be issued in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement registers 4,700,000 shares of common stock, par value $0.0001 per share, of Quorum Health Corporation (the “Registrant” or the “Company”) that may be issued under the Quorum Health Corporation 2016 Stock Award Plan (the “Plan”).
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based upon the average of the high and low sales prices for the Common Stock as reported on a when-issued basis on the New York Stock Exchange on April 22, 2016.

EXPLANATORY NOTE

On April 1, 2016, we adopted the Quorum Health Corporation 2016 Stock Award Plan (the “Plan”) pursuant to which a maximum of 4,700,000 shares of Common Stock may be issued. This Registration Statement on Form S-8 is being filed to register 4,700,000 shares of Common Stock that may be issued under the Plan.

References to “us,” “our,” “we,” “the Company,” “the Registrant” and “QHC” shall mean Quorum Health Corporation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Holders of awards granted under the Plan will be provided with the documents containing information specified by Part I of this Registration Statement in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents need not be filed with Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the Commission will automatically update this Registration Statement. We incorporate by reference:

(a)	Our effective Registration Statement on Form 10, as amended File No. 001-37550, and filed by the Company on April 1, 2016, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	Our Current Reports on Form 8-K filed with the Commission on April 8, 2016 and April 22, 2016.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to authority conferred by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Article VII of the Company’s amended and restated certificate of incorporation eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article VII further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Company with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article VII also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article VIII of the Company’s amended and restated certificate of incorporation and certain provisions of the Company’s amended and restated by-laws grant the Company’s directors and officers a right to indemnification to the fullest extent permitted by Delaware Law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Company’s amended and restated by-laws further provides for advancement of expenses to such indemnified persons.

The Company’s amended and restated by-laws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s amended and restated by-laws. The Company has obtained insurance policies insuring its directors and officers against certain liabilities.

The Company has entered into an Indemnification Agreement (the “Indemnification Agreement”) with its directors and executive officers. One of the purposes of the Indemnification Agreement is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreement, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Company or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any other entity which Indemnitee is or was or will be serving at the request of the Company, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreement is in addition to and are not intended to limit any rights of indemnification which are available under the Company’s amended and restated certificate of incorporation, as amended, or the Company’s amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

The Company has also entered into other agreements with our directors and executive officers that contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors’ and officers’ liability insurance.

Our Plan provides that no member of the committee administering the Plan is liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under it. Accordingly, we have agreed to indemnify the committee members for all costs and expenses and, to the extent permissible by applicable law, any liability incurred in connection with defending against, responding to, negotiating for settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction under it.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on April 29, 2016.

QUORUM HEALTH CORPORATION (Registrant)

By:	/s/ Thomas D. Miller
Thomas D. Miller
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas D. Miller, Michael J. Culotta and R. Harold McCard, Jr. and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas D. Miller Thomas D. Miller	President and Chief Executive Officer (Principal Executive Officer)	April 29, 2016

/s/ Michael J. Culotta Michael J. Culotta	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 29, 2016

/s/ W. Larry Cash W. Larry Cash	Director	April 29, 2016

/s/ Rachel A. Seifert Rachel A. Seifert	Director	April 29, 2016

/s/ Adam Feinstein Adam Feinstein	Director	April 29, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Quorum Health Corporation 2016 Stock Award Plan.

4.2*	Amended and Restated Certificate of Incorporation of Quorum Health Corporation.

4.3*	Amended and Restated Bylaws of Quorum Health Corporation.

5.1*	Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith